      As filed pursuant to Rule 424(b)(2) under the Securities Act of 1933
                                               Registration No. 333-103623


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 20, 2003)

2,202,000 SHARES

[COUNTRYWIDE HOME LOANS LOGO]

COMMON STOCK

Countrywide Financial Corporation is offering 2,202,000 shares of its common stock.

Our common stock trades on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "CFC." The last reported sale price on May 14, 2003 for our common stock on the New York Stock Exchange was $69.51.

--------------------------------------------------------------------------------------
                                                              PER SHARE          TOTAL
--------------------------------------------------------------------------------------
Public offering price.......................................     $68.75   $151,387,500
Underwriting discounts and commissions......................       0.63   $  1,387,260
Proceeds, before expenses, to CFC...........................     $68.12   $150,000,240
--------------------------------------------------------------------------------------

The underwriters expect to deliver the shares to investors in New York, New York on or about May 20, 2003.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

JPMORGAN
                            ABN AMRO INCORPORATED
                                                     DEUTSCHE BANK SECURITIES
                             ---------------------

May 14, 2003

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

Forward-Looking Information.................................  S-1
Use of Proceeds.............................................  S-2
Price Range and Dividend History of Our Common Stock........  S-2
Underwriting................................................  S-3
Validity of Common Stock....................................  S-4
PROSPECTUS
Additional Information......................................    2
Countrywide Financial Corporation and Countrywide Home
  Loans.....................................................    3
Use of Proceeds.............................................    4
Selected Consolidated Financial Data........................    5
Description of Capital Stock................................    7
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    9
Description of Debt Securities of Countrywide Home Loans and
  Related Guarantees of Countrywide Financial Corporation...    9
Plan of Distribution........................................   24
Validity of Securities......................................   26
Experts.....................................................   26

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Countrywide Financial Corporation has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Financial Corporation is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. The business, financial condition, results of operations and prospects of Countrywide Financial Corporation may have changed since that date.

References in this prospectus supplement to "CFC," "the Company," "we," "us" and "our" refer to Countrywide Financial Corporation and its consolidated subsidiaries, unless otherwise specified.

                          FORWARD-LOOKING INFORMATION

Some of the statements in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference contain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management's current beliefs, estimates, projections, and assumptions with respect to future operations, as well as business plans and strategies that are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Words like "believe," "expect," "anticipate," "promise," "plan" and other expressions or words of similar meanings, as well as future or conditional verbs such as "will," "would," "should," "could" or "may" are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:

- The level of, and volatility of, interest rates,

- A general decline in U.S. housing prices or activity in the U.S. housing market,

- A loss of investment grade credit ratings, that may result in increased cost of debt or loss of access to corporate debt markets,

- A reduction in the availability of secondary markets for the Company's mortgage loan products,

- A reduction in government support of homeownership,

- A change in the Company's relationship with Government Sponsored Entities,

- Ineffectiveness of the Company's hedging activities,

- The legal, regulatory and legislative environments in the markets in which the Company operates,

- The level of competition in each of the Company's business segments,

- The occurrence of natural disasters or other events or circumstances that could impact the level of claims in the Company's Insurance Segment, and

- Other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time.

We caution you that these risks may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Our management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

                                USE OF PROCEEDS

We intend to use the net proceeds to us from the sale of the common stock provided in this prospectus supplement for general corporate purposes.

              PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK

Our common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "CFC." Set forth below are the high and low sales prices for CFC common stock, as reported on the New York Stock Exchange composite transaction reporting system, for each quarterly period for the fiscal year ending February 28, 2001, the ten-month period ending December 31, 2001 and the fiscal years ending December 31, 2002 and 2003. Also set forth below are the cash dividends declared per share of CFC common stock during such periods:

-----------------------------------------------------------------------------------------
                                                                                     CASH
                                                                                DIVIDENDS
                                                               HIGH     LOW      DECLARED
-----------------------------------------------------------------------------------------
FISCAL YEAR ENDING ON DECEMBER 31, 2003
2nd Quarter (through May 13, 2003)..........................  $68.73   $57.70         N/A
1st Quarter.................................................   58.71    50.49        0.13
                                                              ---------------------------
FISCAL YEAR ENDING ON DECEMBER 31, 2002
4th Quarter.................................................   53.00    42.30        0.12
3rd Quarter.................................................   55.00    39.50        0.12
2nd Quarter.................................................   50.32    43.82        0.11
1st Quarter.................................................   45.50    37.60        0.10
                                                              ---------------------------
TEN-MONTH PERIOD ENDING ON DECEMBER 31, 2001
4th Quarter (ending December 31, 2001)......................   43.25    38.30        0.03
3rd Quarter.................................................   48.73    37.39        0.10
2nd Quarter.................................................   46.90    38.55        0.10
1st Quarter.................................................   49.35    38.05        0.10
                                                              ---------------------------
FISCAL YEAR ENDING ON FEBRUARY 28, 2001
4th Quarter.................................................   52.00    36.31        0.10
3rd Quarter.................................................   41.69    31.50        0.10
2nd Quarter.................................................   39.75    30.00        0.10
1st Quarter.................................................   35.13    22.31        0.10
-----------------------------------------------------------------------------------------

                                  UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our common stock indicated below.

------------------------------------------------------------------------------
                            NAME                              NUMBER OF SHARES
------------------------------------------------------------------------------
J.P. Morgan Securities Inc. ................................        1,651,500
ABN Amro Incorporated.......................................          275,250
Deutsche Bank Securities Inc. ..............................          275,250
  Total.....................................................        2,202,000
------------------------------------------------------------------------------

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are purchased.

The underwriters initially propose to offer the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the representative.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us.

-------------------------------------------------------------------------------------
                                                              PER SHARE     TOTAL
-------------------------------------------------------------------------------------
Public offering price.......................................     $68.75  $151,387,500
                                                              -----------------------
Underwriting discounts and commissions......................       0.63  $  1,387,260
                                                              -----------------------
Proceeds, before expenses, to CFC...........................     $68.12  $150,000,240
-------------------------------------------------------------------------------------

The expenses of this offering, not including the underwriting discounts and commissions, are estimated at $50,000 and are payable by us.

We and certain of our executive officers have agreed that, without the prior written consent of the representative, neither we nor the executive officers will, during the period ending 90 days, in our case, and 60 days, in the case of such executive officers, after the date of this prospectus supplement:

- directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock or file any registration statement under the Securities Act of 1933 with respect to any of the foregoing; or

- enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock;

whether any transaction described above is settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraph do not apply to:

- in the case of the Company, the shares of common stock to be sold the underwriters pursuant to the underwriting agreement;

- the grant of options or common stock under our employee stock option plan or other equity incentive plan, stock ownership plan, employee stock option plan, retirement plan or dividend reinvestment plan as in effect at the date of this prospectus supplement;

- the conversion of securities into shares of common stock outstanding at the date of this prospectus supplement;

- the exercise of options or warrants outstanding at the date hereof, including, in the case of the executive officers, any cashless or cashout exercises; or

- in the case of the executive officers, any shares of common stock transferred pursuant to any existing 10b5-1 plans or any other pre-arranged transaction or order made with a broker prior to the date of this prospectus supplement.

In order to facilitate the offering of the common stock, the representative, on behalf of the underwriters, may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than the underwriters are obligated to purchase under the underwriting agreement, creating a short position. The representative must close out any short position by purchasing shares in the open market. As an additional means of facilitating the offering, the representative may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The representative may also reclaim selling concessions allowed to an underwriter for distributing the common stock in the offering, if the representative repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The representative is not required to engage in these activities and may end any of these activities at any time.

In the ordinary course of their business, the underwriters and their respective affiliates have provided, or may in the future provide, investment banking and other financial services to us or our subsidiaries, including underwriting, the provision of financial advice and the extension of credit. The underwriters and their affiliates have received, and may in the future receive, customary fees and commissions for their services.

We have agreed to indemnify the underwriters against a variety of liabilities, including liabilities under the Securities Act of 1933.

                            VALIDITY OF COMMON STOCK

The validity of the common stock being offered by this prospectus supplement is being passed upon for CFC by Munger, Tolles & Olson LLP, Los Angeles, California, and for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York.

PROSPECTUS
                       COUNTRYWIDE FINANCIAL CORPORATION

                         [COUNTRYWIDE HOME LOANS LOGO]
COMMON STOCK, PREFERRED STOCK, STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
                          COUNTRYWIDE HOME LOANS, INC.
                                DEBT SECURITIES
 PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST UNCONDITIONALLY GUARANTEED
                                       BY

                       COUNTRYWIDE FINANCIAL CORPORATION
                            ------------------------
     Through this prospectus, we may periodically offer:

     - shares of our common stock;

     - shares of our preferred stock; and/or

     - contracts to purchase shares of our common stock or preferred stock,

and our subsidiary, Countrywide Home Loans, may periodically offer its debt securities.

     The prices and other terms of the securities that we or Countrywide Home Loans will offer will be determined at the time of their offering.

     We will guarantee all payments of principal of and any premium and interest on any debt securities offered by Countrywide Home Loans.

     The offering price of all securities issued under this prospectus may not exceed $10,000,000,000. If Countrywide Capital IV or Countrywide Capital V sell preferred securities referred to in the other prospectus included in the registration statement of which this prospectus is a part, the amount of common stock, preferred stock, stock purchase contracts and stock purchase units that Countrywide Financial Corporation and the amount of debt securities that Countrywide Home Loans, Inc. may offer and sell under this prospectus will be reduced accordingly.

     Our common stock trades on the New York Stock Exchange under the symbol "CFC." We will list any shares of our common stock sold under this prospectus on the New York Stock Exchange.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                   The date of this prospectus is March 20, 2003.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT ACCOMPANYING THIS PROSPECTUS AND THAT WE OR COUNTRYWIDE HOME LOANS HAVE REFERRED YOU TO. NEITHER WE NOR COUNTRYWIDE HOME LOANS HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.
                            ------------------------

     References in this prospectus to "Countrywide Financial Corporation," "we," "us" and "our" are to Countrywide Financial Corporation.

     References in this prospectus to "Countrywide Home Loans" are to Countrywide Home Loans, Inc.
                            ------------------------

                             ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov and at the public reference rooms of the New York Stock Exchange, 20 Broad Street, New York, New York and the Pacific Stock Exchange, 115 Sansome Street, San Francisco, California 94104.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, other than those portions of such documents (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (2) furnished under Item 9 of a Current Report on Form 8-K, until all the securities offered under this prospectus are sold. This prospectus is part of the registration statement we filed with the SEC.

     1. Annual Report on Form 10-K for the transition period from March 1, 2001 to December 31, 2001.

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

     3. Current Reports on Form 8-K, dated September 4, 2002 and March 4, 2003.

     You may request a copy of these filings, at no cost, by writing or telephoning us at Countrywide Financial Corporation, 4500 Park Granada, Calabasas, California 91302, telephone (818) 225-3000, Attention: Investor Relations.

          COUNTRYWIDE FINANCIAL CORPORATION AND COUNTRYWIDE HOME LOANS

COUNTRYWIDE FINANCIAL CORPORATION

     We are a holding company, which through our principal subsidiaries provides diversified financial products and services to consumers and institutions with mortgage banking at our core. We pursue these activities in five business segments, many of which are complementary to mortgage-related activities.

     Mortgage Banking Segment. Through our principal subsidiary, Countrywide Home Loans, Inc. ("CHL"), together with other wholly-owned subsidiaries, we engage in the mortgage banking business that includes, originating, purchasing, selling and servicing mortgage loans. Our mortgage loans are principally prime credit quality first-lien mortgage loans secured by single- (one-to-four) family residences ("prime credit quality first mortgages"). We also offer home equity loans and sub-prime credit quality loans. The mortgage banking segment serves both consumers and institutions.

     Capital Markets Segment. Through wholly-owned subsidiaries, we also provide institutional customers with mortgage-backed securities brokerage and underwriting and the brokerage of bulk mortgage servicing transactions. We also engage in the management of loan securitization conduits and the management of distressed residential real estate assets.

     Insurance Segment. Through wholly-owned subsidiaries, which include an insurance carrier, insurance brokerage companies and insurance agencies, we offer consumer insurance products and services directly to consumers and through other financial institutions. Through our mortgage reinsurance subsidiary, we offer mortgage credit reinsurance to investors in mortgage loans and in securities collateralized by mortgage loans.

     Banking Segment. Through wholly-owned subsidiaries, we offer retail banking products and services to consumers and warehouse lines of credit and document custody services to banks and other lenders.

     Global Segment. Through wholly-owned subsidiaries and majority-owned joint ventures, we offer mortgage loan processing and servicing in foreign countries, electronic property valuation services, and consulting services on mortgage-related topics primarily to financial institutions.

     We are a Delaware corporation, originally incorporated in New York under the name of OLM Credit Industries, Inc. On November 2, 2002, we changed our name from Countrywide Credit Industries, Inc. to Countrywide Financial Corporation. Our principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and our telephone number is (818) 225-3000.

COUNTRYWIDE HOME LOANS, INC.

     As described above in "-- Countrywide Financial Corporation," Countrywide Home Loans and its subsidiaries originate, purchase, securitize, sell and service mortgage loans that are principally prime credit quality mortgage loans. Countrywide Home Loans also offers home equity loans and sub-prime credit quality loans.

     Countrywide Home Loans produces mortgage loans through three separate divisions. The consumer markets division originates prime credit quality mortgage loans and home equity loans by means of referrals from real estate agents and direct contact with consumers through its nationwide network of retail branch offices, its telemarketing systems and its site on the World Wide Web. The wholesale division produces prime credit quality mortgage loans and home equity loans through mortgage brokers and other financial intermediaries. Through the correspondent lending division, Countrywide Home Loans purchases loans from other mortgage bankers, commercial banks, savings and loan associations, credit unions and other financial intermediaries. Countrywide Home Loans customarily sells substantially all loans that it originates or purchases. To guarantee timely and full payment of principal and interest on Fannie Mae securities, Freddie Mac securities and Ginnie Mae securities and to transfer credit risk of the loans, Countrywide Home Loans pays guarantee fees to these agencies.

     Countrywide Home Loans and its subsidiary, Countrywide Home Loans Servicing LP, service on a non-recourse basis substantially all of the mortgage loans that Countrywide Home Loans originates or purchases under servicing agreements with Fannie Mae, Freddie Mac, Ginnie Mae and various investors. In addition, Countrywide Home Loans purchases bulk servicing contracts, also on a non-recourse basis, to service single-family residential mortgage loans originated by other lenders. Servicing mortgage loans includes collecting and remitting loan payments, answering questions from customers, making advances when required, accounting for principal and interest, holding custodial (impound) funds for payment of property taxes and hazard insurance, making any physical inspections of the property, counseling delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults and generally administering the loans. Countrywide Home Loans receives a fee for servicing mortgage loans ranging generally from 1/4% to 1/2% annually on the declining principal balances of the loans. Countrywide Home Loans has sold, and may sell in the future, a portion of its portfolio of loan servicing rights to other mortgage servicers.

     The principal sources of Countrywide Home Loans' revenue are: (1) loan origination fees; (2) any gains from the sale of loans; (3) interest earned on mortgage loans during the period that they are held by Countrywide Home Loans pending sale, net of interest paid on funds borrowed to finance those mortgage loans; (4) loan servicing fees; and (5) interest benefit derived from the custodial balances associated with Countrywide Home Loans' servicing portfolio. Countrywide Home Loans' principal financing needs are the financing of its mortgage loan inventory and the investment in mortgage servicing rights. To meet these needs, Countrywide Home Loans currently utilizes commercial paper supported by its revolving credit facility, medium-term notes, mortgage repurchase agreements, pre-sale funding facilities, an optional cash purchase feature in the dividend reinvestment plan, redeemable capital trust pass-through securities and cash flows from operations. In the past, Countrywide Home Loans has utilized whole loan repurchase agreements, servicing-secured bank facilities, private placements of unsecured notes and other financings, direct borrowings from its revolving credit facility and public offerings of preferred and common stock.

     Countrywide Home Loans is a New York corporation, originally incorporated in 1969. Its principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

                                USE OF PROCEEDS

     Except as we may otherwise state in any prospectus supplement, we and/or Countrywide Home Loans intend to use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, including the retirement of debt and the investment in servicing rights through the current production of loans and the bulk acquisition of contracts to service loans, and for acquisitions.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth our selected consolidated financial data. On September 25, 2001, our board of directors voted that effective January 1, 2002, we would begin reporting our financial results on a calendar year basis with a December 31 year end. We issued a Form 10-K for the 10-month transition period ended December 31, 2001. The information for the nine months ended September 30, 2002 and August 31, 2001 was derived from the unaudited Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, filed on November 14, 2002. In the opinion of management, this information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. The information for (i) the 10-month transition period ended December 31, 2001, and
(ii) the fiscal years ended February 28 (29), 2001, 2000, 1999 and 1998 was derived from the audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the respective years.

                                NINE MONTHS    NINE MONTHS     TEN MONTHS
                                   ENDED          ENDED          ENDED       YEAR ENDED FEBRUARY 28 (29),
                               SEPTEMBER 30,    AUGUST 31,    DECEMBER 31,   ---------------------------
                                   2002            2001           2001           2001           2000
                               -------------   ------------   ------------   ------------   ------------
                                         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS
  DATA(1):
Revenues:
  Gain on sale of loans......  $  2,324,679    $  1,245,346   $  1,741,599   $  1,048,238   $  1,004,808
  Interest earned............     1,608,959       1,440,611      1,806,596      1,324,066        978,656
  Interest charges...........    (1,044,615)     (1,300,129)    (1,474,719)    (1,330,724)      (904,713)
                               ------------    ------------   ------------   ------------   ------------
    Net interest earned......       564,344         140,482        331,877         (6,658)        73,943
  Loan servicing fees........     1,448,814       1,121,797      1,367,381      1,227,474      1,043,838
  Amortization of MSRs.......      (799,122)       (623,203)      (805,533)      (518,199)      (459,308)
  Impairment/recovery of
    retained interests.......    (2,820,549)     (1,482,927)    (1,472,987)      (915,589)       262,939
  Servicing hedge............     1,757,071       1,144,471        908,993        797,148       (264,094)
                               ------------    ------------   ------------   ------------   ------------
      Net loan servicing
        fees.................      (413,786)        160,138         (2,146)       590,834        583,375
  Net insurance premiums
    earned...................       397,382         253,638        316,432        274,039         75,786
  Commissions and other
    revenue..................       250,164         198,148        247,919        167,386        146,049
  Gain on sale of
    subsidiary...............            --              --             --             --          4,424
                               ------------    ------------   ------------   ------------   ------------
    Total revenues...........     3,122,783       1,997,752      2,635,681      2,073,839      1,888,385
                               ------------    ------------   ------------   ------------   ------------
Expenses:
  Salaries and related
    expenses.................     1,327,142         807,841      1,075,227        818,959        739,501
  Occupancy and other office
    expenses.................       304,915         232,930        291,571        262,370        261,303
  Marketing expenses.........        66,240          45,415         54,068         71,557         72,930
  Insurance net losses.......       186,415         100,957        134,819        106,827         23,420
  Other operating expenses...       302,495         212,025        291,377        228,091        160,033
                               ------------    ------------   ------------   ------------   ------------
    Total expenses...........     2,187,207       1,399,168      1,847,062      1,487,804      1,257,187
                               ------------    ------------   ------------   ------------   ------------
Earnings before income
  taxes......................       935,576         598,584        788,619        586,035        631,198
Provision for income taxes...       348,674         222,054        302,613        211,882        220,955
                               ------------    ------------   ------------   ------------   ------------
Net earnings.................  $    586,902    $    376,530   $    486,006   $    374,153   $    410,243
                               ============    ============   ============   ============   ============
PER SHARE DATA(2):
Basic........................  $       4.73    $       3.18   $       4.04   $       3.26   $       3.63
Diluted......................  $       4.55    $       3.06   $       3.89   $       3.14   $       3.52
Cash dividends per share.....  $       0.34    $       0.30   $       0.30   $       0.40   $       0.40
Weighted average shares
  outstanding:
  Basic......................   124,180,000     118,235,000    120,339,000    114,932,000    113,083,000
  Diluted....................   129,105,000     123,062,000    124,793,000    119,035,000    116,688,000
                               ============    ============   ============   ============   ============
SELECTED BALANCE SHEET DATA
  AT END OF PERIOD(1):
Total assets.................  $ 45,210,201    $ 31,134,650   $ 37,216,804   $ 22,955,507   $ 15,822,328
Short-term debt..............  $ 16,084,002    $ 10,453,486   $ 15,105,370   $  7,300,030   $  2,529,302
Long-term debt...............  $ 12,635,468    $ 10,530,513   $ 10,897,481   $  7,643,991   $  7,253,323
Common shareholders'
  equity.....................  $  4,903,761    $  3,896,780   $  4,087,642   $  3,559,264   $  2,887,879
                               ============    ============   ============   ============   ============
OPERATING DATA (DOLLAR
  AMOUNTS IN MILLIONS):
Loan servicing
  portfolio(3)...............  $    406,011    $    314,143   $    336,627   $    293,600   $    250,192
Volume of loans originated...  $    149,798    $     84,614   $    123,969   $     68,923   $     66,740


                             YEAR ENDED FEBRUARY 28 (29),
                               ---------------------------
                                   1999           1998
                               ------------   ------------
                               (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS
  DATA(1):
Revenues:
  Gain on sale of loans......  $  1,370,856   $    718,816
  Interest earned............     1,016,110        571,938
  Interest charges...........      (962,302)      (556,032)
                               ------------   ------------
    Net interest earned......        53,808         15,906
  Loan servicing fees........       894,570        752,361
  Amortization of MSRs.......      (556,373)      (300,311)
  Impairment/recovery of
    retained interests.......      (518,930)      (269,848)
  Servicing hedge............       412,812        232,959
                               ------------   ------------
      Net loan servicing
        fees.................       232,079        415,161
  Net insurance premiums
    earned...................        12,504          5,643
  Commissions and other
    revenue..................       150,165        135,688
  Gain on sale of
    subsidiary...............            --         57,381
                               ------------   ------------
    Total revenues...........     1,819,412      1,348,595
                               ------------   ------------
Expenses:
  Salaries and related
    expenses.................       726,651        453,918
  Occupancy and other office
    expenses.................       240,413        170,586
  Marketing expenses.........        64,510         42,320
  Insurance net losses.......            --             --
  Other operating expenses...       156,033        116,225
                               ------------   ------------
    Total expenses...........     1,187,607        783,049
                               ------------   ------------
Earnings before income
  taxes......................       631,805        565,546
Provision for income taxes...       246,404        220,563
                               ------------   ------------
Net earnings.................  $    385,401   $    344,983
                               ============   ============
PER SHARE DATA(2):
Basic........................  $       3.46   $       3.21
Diluted......................  $       3.29   $       3.09
Cash dividends per share.....  $       0.32   $       0.32
Weighted average shares
  outstanding:
  Basic......................   111,414,000    107,491,000
  Diluted....................   117,045,000    111,526,000
                               ============   ============
SELECTED BALANCE SHEET DATA
  AT END OF PERIOD(1):
Total assets.................  $ 15,648,256   $ 12,183,211
Short-term debt..............  $  3,982,435   $  3,279,489
Long-term debt...............  $  5,953,324   $  4,195,732
Common shareholders'
  equity.....................  $  2,518,885   $  2,087,943
                               ============   ============
OPERATING DATA (DOLLAR
  AMOUNTS IN MILLIONS):
Loan servicing
  portfolio(3)...............  $    215,489   $    182,889
Volume of loans originated...  $     92,881   $     48,772

------------

(1) Certain amounts in the Consolidated Financial Statements have been reclassified to conform to the Company's current presentation.

(2) Adjusted to reflect subsequent stock dividends and splits.

(3) Includes warehoused loans and loans under subservicing agreements.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is not complete and is qualified in its entirety by reference to our restated certificate of incorporation and to any certificate of designations that we will file with the SEC if we offer preferred stock under this prospectus. We have filed a copy of our restated certificate of incorporation as an exhibit to the registration statement of which this prospectus is part.

COMMON STOCK

     We have authorized under our restated certificate of incorporation 240,000,000 shares of common stock, par value $.05 per share. As of February 28, 2003, 127,833,295 shares of our common stock were issued and outstanding and were held by 2,079 record holders. Each record holder of our common stock is entitled to cast one vote per share on all matters submitted to a vote of our stockholders. We may pay dividends to the record holders of our common stock only when, as and if declared by our board of directors, out of funds legally available for those dividends. Each share of our common stock shares equally in those dividends and in other distributions to holders of our common stock, including distributions made if we liquidate, dissolve or wind up our affairs. Our common stock carries no preemptive, conversion, subscription, redemption, sinking fund or cumulative voting rights.

PREFERRED STOCK PURCHASE RIGHTS

     On February 10, 1988, our board of directors declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of our common stock. On November 15, 2001, our board of directors adopted certain amendments to the terms of the Rights. As of the date hereof, there is associated with each outstanding share of our common stock one Right which, except as set forth below, when exercisable, entitles the registered holder to purchase from us one two-thousandth of a share of a series of preferred stock, designated as Series A Participating Preferred Stock, par value $.05 per share, at a price of $175 per one two-thousandth of a share (the "Purchase Price"), subject to adjustment.

     These stock purchase rights are evidenced by our common stock certificates and may not be exercised or transferred apart from our common stock until the earlier of the date (the "Distribution Date") of a public announcement that a person or group without our prior consent has acquired 15% or more of our common stock (an "Acquiring Person") or the date that is ten days (subject to extension by our board of directors) after a tender offer for our common stock is commenced without our prior consent.

     If any person becomes an Acquiring Person, each stock purchase right (except those owned by the Acquiring Person) will allow its holder to purchase, at the then current exercise price of the stock purchase right, the number of shares of our common stock, or their equivalent, that, at the time of the transaction, would have a market value of two times the exercise price of the stock purchase right. Our board of directors may delay the ability to exercise the stock purchase rights during the period in which they are exercisable only for our Series A Participating Preferred Stock (and not our common stock).

     If after a person has become an Acquiring Person we are acquired in a merger or other business combination, each stock purchase right (except those held by the Acquiring Person) will entitle its holder to purchase, at the then current exercise price of the stock purchase right, the number of shares of our common stock, or their equivalent, of the other party (or its publicly traded parent company) to the merger or business combination that at the time of the transaction would have a market value of two times the exercise price of the stock purchase right. The stock purchase rights expire on the earliest of February 28, 2012, the date certain merger transactions close or the date we elect to redeem the stock purchase rights before any person becomes an Acquiring Person.

PREFERRED STOCK

     We have authorized under our restated certificate of incorporation 1,500,000 shares of preferred stock, par value $.05 per share. We will describe the specific terms of any series of preferred stock we offer under this prospectus in a prospectus supplement relating to that series of preferred stock. Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with the distinctive designations as may be stated in the resolution or resolutions providing for the issuance of that preferred stock. At the time that it authorizes any series of preferred stock, our board of directors will determine the number of shares constituting that series and its designation and fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series.

     At this time, our board of directors has authorized only two series of preferred stock for issuance. One of these series has been designated as Series A Participating Preferred Stock, which is issuable upon the exercise of our preferred stock purchase rights. See "-- Preferred Stock Purchase Rights" above. The other series has been designated as Series B Cumulative Preferred Stock. Our board of directors could, without stockholder approval, cause us to issue preferred stock that has voting, conversion and other rights that could adversely affect the holders of our common stock or make it more difficult to cause a change in control of our company. The preferred stock could be used to dilute the stock ownership of persons seeking to obtain control of our company and thereby hinder a possible takeover attempt that, if stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, the preferred stock could be issued with voting, conversion and other rights and preferences that would adversely affect the voting power and other rights of holders of our common stock.

OTHER PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND OUR BYLAWS

     In addition to the preferred stock purchase rights described above under "-- Preferred Stock Purchase Rights" and the terms of any preferred stock that we may determine to issue as described above under "-- Preferred Stock," other provisions of our restated certificate of incorporation and our bylaws may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, control of our company. Our restated certificate of incorporation includes the following provisions:

          (1) It provides for a three-year staggered board of directors, vacancies on which may be filled by the board of directors and whose members may be removed only for cause and only by the vote of the holders of two-thirds of the outstanding shares of our common stock.

          (2) It limits our power to purchase shares of our voting stock from a five percent holder at a price exceeding its fair market value, unless the purchase is approved by holders of a majority of those voting shares (unless applicable law requires a greater vote), without the vote of that five percent holder. Voting stock is defined as capital stock that has the right to vote generally on matters relating to our company and any security that is convertible into that stock.

          (3) It prohibits action by written consent of our stockholders.

          (4) It provides that our bylaws may be amended by our board of directors or, with some exceptions, by a vote of two-thirds of our voting shares and further provides that a two-thirds vote of all of our voting shares is required to amend the provisions of our restated certificate of incorporation that are described in this section, unless the amendment has been approved by two-thirds of our board of directors and a majority of our continuing directors. Continuing directors are directors who became members of our board of directors before any stockholder who beneficially owns ten percent of the outstanding shares first became a ten percent stockholder.

     Our bylaws provide that special meetings of the stockholders may be called only by our directors and limit the business that may be transacted at those meetings to those matters set forth in the request of the proposed meeting.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is The Bank of New York.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     Unless we otherwise indicate in the applicable prospectus supplement, we may issue stock purchase contracts, including contracts that would require holders to purchase from us and for us to sell to them, a specified number of shares of our common stock or preferred stock at a future date or dates. We may fix what the consideration per share of common stock or preferred stock will be when we issue the stock purchase contracts, and this consideration may be determined by a formula that is described in the stock purchase contracts. We may issue the stock purchase contracts separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. Treasury securities, that secure the holders' obligations to purchase our common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

     The securities subject to the stock purchase contracts or stock purchase units (the "Pledged Securities") will be pledged to a collateral agent, for our benefit, under the terms of a pledge agreement. The Pledged Securities will secure the obligations of holders of stock purchase contracts or stock purchase units to purchase shares of our common stock or preferred stock under the stock purchase contracts or stock purchase units. The rights of holders of stock purchase contracts or stock purchase units to the related Pledged Securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts or stock purchase units may withdraw the underlying Pledged Securities from the pledge arrangement except upon the termination or early settlement of the stock purchase contracts or stock purchase units. Subject to that security interest and the terms of a purchase contract agreement and the pledge agreement, each holder of a stock purchase contract or stock purchase unit will keep full beneficial ownership of the related Pledged Securities.

     Except as we may describe in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the Pledged Securities, distribute those payments to us or to the purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the purchase contract agreement.

     We will describe the terms of any stock purchase contracts or stock purchase units that we offer under this prospectus in a prospectus supplement. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the stock purchase contracts and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts or stock purchase units.

      DESCRIPTION OF DEBT SECURITIES OF COUNTRYWIDE HOME LOANS AND RELATED
                GUARANTEES OF COUNTRYWIDE FINANCIAL CORPORATION

     The following description summarizes some of the general terms and conditions of the debt securities that Countrywide Home Loans may issue under this prospectus (the "CHL debt securities"). Countrywide Home Loans will describe the particular terms of any CHL debt securities that it offers and the extent to which the general provisions below will apply to those CHL debt securities in a prospectus supplement relating to those CHL debt securities.

     Countrywide Home Loans will issue CHL debt securities either (1) under a senior indenture (the "CHL senior indenture") among Countrywide Home Loans, Countrywide Financial Corporation, as guarantor (the "Guarantor"), and The Bank of New York, as trustee (the "CHL senior trustee"), or (2) under a subordinated debt indenture (the "CHL subordinated indenture") among Countrywide Home Loans, the Guarantor and The Bank of New York, as trustee (the "CHL subordinated trustee"). Any series of CHL debt securities that Countrywide Home Loans issues under the CHL senior indenture will constitute unsubordinated debt of Countrywide Home Loans ("CHL senior debt securities") and will rank senior to any series of CHL debt securities that Countrywide Home Loans issues under the CHL subordinated indenture ("CHL subordinated debt securities").

     Countrywide Home Loans will issue each series of CHL debt securities under the terms of an amendment or supplement to the applicable CHL indenture that takes the form of a supplemental indenture or an officers' certificate delivered under the authority of resolutions adopted by Countrywide Home Loans' board of directors and the terms of that CHL indenture. The terms of any CHL debt securities will include those stated in the applicable CHL indenture and those made part of that CHL indenture by reference to the Trust Indenture Act. The CHL debt securities will be subject to all those terms, and we refer the holders of CHL debt securities to the applicable CHL indenture and the Trust Indenture Act for a statement of those terms.

     The following summaries of various provisions of the CHL indentures and the CHL debt securities are not complete and are qualified in their entirety by reference to the provisions of the CHL indentures, including the definitions of capitalized terms used in this section without definition. Unless we otherwise indicate, capitalized terms have the meanings given them in the applicable CHL indenture.

     The applicable prospectus supplement will specify whether the CHL debt securities that Countrywide Home Loans issues will be senior, senior subordinated or subordinated (including, if applicable, junior subordinated) debt. The CHL debt securities may be issued as part of units consisting of CHL debt securities and securities that we may offer under this prospectus. If Countrywide Home Loans issues debt securities as part of units of CHL debt securities and securities that we may issue under this prospectus, we and Countrywide Home Loans will describe any applicable material federal income tax consequences to holders in the applicable prospectus supplement.

CHL SENIOR INDENTURE

GENERAL

     The CHL senior indenture does not limit the aggregate principal amount of CHL senior debt securities that Countrywide Home Loans may issue periodically in series.

     The CHL senior debt securities will be unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally in right of payment with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. A substantial portion of the assets of Countrywide Home Loans may be pledged under various credit agreements among Countrywide Home Loans and various lending institutions.

     We refer you to the prospectus supplement and any pricing supplement relating to any particular series of CHL senior debt securities offered by Countrywide Home Loans for a description of the terms of those CHL senior debt securities, including, where applicable:

          (1) the title of those CHL senior debt securities;

          (2) any limit on the aggregate principal amount of those CHL senior debt securities;

          (3) the date or dates (or any method or methods by which that date or those dates will be determined or extended) on which the principal of those CHL senior debt securities is payable;

          (4) any places other than the Countrywide Home Loans' office or agency in The City of New York where those CHL senior debt securities will be payable or surrendered for registration of transfer or exchange;

          (5) the denominations in which those CHL senior debt securities will be issuable;

          (6) the currency in which those CHL senior debt securities may be denominated, which may be U.S. dollars or any foreign currency or currency unit, and, if applicable, other information regarding that foreign currency or currency unit;

          (7) the designation of the currency or currencies in which payment of the principal of and any premium and interest on those CHL senior debt securities will be made and whether payment of the principal of or any premium or the interest on CHL senior debt securities designated in a foreign currency or currency unit, at the holder's election, may instead be payable in U.S. dollars and the terms and conditions upon which that election may be made;

          (8) any rate or rates (which may be fixed or floating) at which those CHL senior debt securities will bear interest (or any method or methods by which that rate or those rates are to be determined or reset), any date or dates from which that interest will accrue (or any method or methods by which that date or those dates will be determined or reset), the dates on which that interest will be payable, the record date for the interest payable on any interest payment date, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

          (9) any terms and conditions on which those CHL senior debt securities may be redeemed at Countrywide Home Loans' option or repaid at the holders' option;

          (10) any obligation of Countrywide Home Loans to redeem, repay or purchase those CHL senior debt securities under the terms of any sinking fund or analogous provisions, and the terms and conditions on which those CHL senior debt securities will be redeemed, repaid or purchased, in whole or in part, under the terms of that obligation;

          (11) if other than the principal amount, the portion of the principal amount of those CHL senior debt securities that will be payable upon declaration of acceleration of the maturity of those CHL senior debt securities;

          (12) any provisions for the defeasance of those CHL senior debt securities;

          (13) any ability a holder of a CHL senior debt security may have to renew all or any portion of a CHL senior debt security;

          (14) any additional Events of Default or restrictive covenants applicable to those CHL senior debt securities;

          (15) any other terms not inconsistent with the CHL senior indenture, including any terms which may be required by or advisable under United States laws or regulations;

          (16) if those CHL senior debt securities are denominated or payable in a currency or currency unit other than U.S. dollars, the designation of the initial Exchange Rate Agent and, if other than as set forth in the CHL Indenture, the definition of the "Exchange Rate"; and

          (17) the form of those CHL senior debt securities and, if in global form, the name of the depositary and the terms upon which and the circumstances under which those CHL senior debt securities may be exchanged.

     Unless Countrywide Home Loans otherwise indicates in the applicable prospectus supplement, Countrywide Home Loans will issue CHL senior debt securities only in fully-registered form without coupons. CHL senior debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or integral multiples of $1,000 unless Countrywide Home Loans otherwise provides in the applicable prospectus supplement. The prospectus supplement relating to a series of CHL senior debt securities denominated in a foreign currency or currency unit will specify the denominations in which those CHL senior debt securities may be issued.

     The CHL senior indenture does not contain any provisions that would limit the ability of Countrywide Home Loans or any of its affiliates to incur indebtedness (secured or unsecured) or that would afford holders of CHL senior debt securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving Countrywide Home Loans that may adversely affect holders of the CHL senior debt securities.

     Countrywide Home Loans may sell one or more series of CHL senior debt securities at a substantial discount below their stated principal amount, and those CHL senior debt securities may bear no interest or interest at a rate that at the time of issuance is below market rate. One or more series of CHL senior debt securities may be floating rate debt securities and may be exchangeable for fixed rate debt securities. Countrywide Home Loans will describe any federal income tax consequences and special considerations applicable to any particular series in the applicable prospectus supplement.

     Unless Countrywide Home Loans otherwise indicates in the applicable prospectus supplement, the principal of, and any premium or interest on, any series of CHL senior debt securities will be payable, and those CHL senior debt securities will be exchangeable and transfers of them will be registrable, at the Corporate Trust Office of the CHL senior trustee, initially at 101 Barclay Street, New York, New York 10286. However, Countrywide Home Loans may elect to make interest payments by check mailed to the address of the person entitled to them as that address appears in the security register for those CHL senior debt securities.

     No CHL senior debt security will be entitled to any benefit under the CHL senior indenture or be valid or obligatory for any purpose unless there appears on that CHL senior debt security a certificate of authentication substantially in the form provided in the CHL senior indenture that is duly executed by the CHL senior trustee, and that certificate will be conclusive evidence and the only evidence that CHL senior debt security has been duly authenticated and delivered under and is entitled to the benefits of the CHL senior indenture.

EVENTS OF DEFAULT

     The CHL senior indenture provides that the following are "Events of Default" that apply to any series of CHL senior debt securities:

          (1) default in payment of principal of (or any premium on) any CHL senior debt security of that series at maturity;

          (2) default for 30 days in payment of interest on any CHL senior debt security of that series when due;

          (3) default in the deposit of any sinking fund payment on any CHL senior debt security of that series when due;

          (4) default in the performance or breach of any other covenant or warranty of Countrywide Home Loans or the Guarantor in the CHL senior indenture, the CHL senior debt securities or the related Guarantees, continued for 60 days after written notice of default by the CHL senior trustee or the holders of at least 25% in aggregate principal amount of the then outstanding CHL senior debt securities of that series;

          (5) default resulting in acceleration of maturity of any other indebtedness for borrowed money of Countrywide Home Loans, the Guarantor or any direct or indirect subsidiary of the Guarantor in an amount exceeding $100,000,000 and that acceleration shall not be rescinded or annulled for a period of 10 days after written notice of the default by the CHL senior trustee or the holders of at least 25% in aggregate principal amount of the then outstanding CHL senior debt securities of that series;

          (6) certain events of bankruptcy, insolvency or reorganization; and

          (7) any other Event of Default applicable to that series of CHL senior debt securities.

     No Event of Default applicable to a particular series of CHL senior debt securities necessarily constitutes an Event of Default applicable to any other series of CHL senior debt securities.

     The CHL senior indenture provides that if an Event of Default occurs and continues, either the CHL senior trustee or the holders of at least 25% in aggregate principal amount of the CHL senior debt securities of that series then outstanding may declare the principal amount of those CHL senior debt securities (or, if they are Original Issue Discount Securities, the amount as provided in the terms of those Original Issue Discount Securities) to be due and payable immediately upon written notice of acceleration to Countrywide Home Loans. In some cases, the holders of a majority in aggregate principal amount of the outstanding CHL senior debt securities of that series may, on behalf of the holders of all those CHL senior debt securities, rescind and annul that declaration of acceleration. "Original Issue Discount Security" means, except as otherwise defined in a CHL senior debt security, any CHL senior debt security that is issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986 and related regulations.

     The agreements governing certain of Countrywide Home Loans' outstanding indebtedness contain provisions that would characterize some Events of Default under the CHL senior indenture as events of default under those agreements that could in turn result in, among other things, an acceleration of the indebtedness under those agreements.

     The CHL senior indenture contains a provision entitling the CHL senior trustee, subject to its duty to act with the required standard of care during default under any series of CHL senior debt securities, to be indemnified by the holders of the CHL senior debt securities of that series before exercising any right or power under the CHL senior indenture at the request of the holders of CHL senior debt securities of that series. The CHL senior indenture provides that no holders of CHL senior debt securities of any series may institute any proceedings, judicial or otherwise, to enforce the CHL senior indenture except if the CHL senior trustee fails to act for 60 days after it receives a written request to enforce the CHL senior indenture by the holders of at least 25% in aggregate principal amount of the then outstanding CHL senior debt securities of that series and an offer of reasonable indemnity. This provision will not prevent any holder of CHL senior debt securities from enforcing payment of the principal thereof and any premium and interest on those CHL senior debt securities when due. The holders of a majority in aggregate principal amount of the CHL senior debt securities of any series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the CHL senior trustee or exercising any trust or power conferred on it with respect to those CHL senior debt securities. However, the CHL senior trustee may refuse to follow any direction that it determines would be illegal or would conflict with the CHL senior indenture or involve it in personal liability or that would unjustly prejudice holders of the CHL senior debt securities of that series not joining the proceeding.

     The CHL senior indenture provides that the CHL senior trustee will, within 90 days after a default occurs that affects the outstanding CHL senior debt securities of any series, give to the holders of those CHL senior debt securities notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any premium or interest on any CHL senior debt securities or payment of any sinking fund installment, the CHL senior trustee will be protected in the withholding of that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the CHL senior debt securities of that series.

     Countrywide Home Loans will be required to file with the CHL senior trustee annually an officers' certificate as to the absence of certain defaults under the terms of the CHL senior indenture.

MODIFICATION AND WAIVER

     Countrywide Home Loans, the Guarantor and the CHL senior trustee may modify or amend the CHL senior indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding CHL senior debt securities of each series affected by that modification or amendment;

provided, however, that no modification or amendment may, without the consent of the holder of each outstanding CHL senior debt security affected:

          (1) except as the CHL Indenture otherwise permits for CHL senior debt securities for which the Stated Maturity is extendible, change the Stated Maturity of the principal of, or any installment of interest on, that CHL senior debt security;

          (2) reduce the principal amount of, or, except as the CHL Indenture otherwise permits for CHL senior debt securities for which the interest rate may be reset, interest on, or any premium payable upon redemption or repayment of, that CHL senior debt security;

          (3) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of its Maturity;

          (4) adversely affect the right of repayment at the option of a holder of that CHL senior debt security;

          (5) reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions of that CHL senior debt security;

          (6) change the place or currency or currency unit of payment of the principal of or any premium or interest on that CHL senior debt security;

          (7) change or eliminate the rights of a holder to receive payment in a designated currency;

          (8) impair the right to institute suit for the enforcement of any required payment on or with respect to that CHL senior debt security;

          (9) reduce the percentage of the aggregate principal amount of the outstanding CHL senior debt securities of any series the consent of whose holders is required to modify or amend the CHL senior indenture, to waive compliance with certain provisions of the CHL senior indenture, or to waive certain defaults;

          (10) modify any of the provisions of Section 613 (described below) except to increase the percentage or to provide that some other provisions of the CHL Indenture cannot be modified or waived without the consent of the holder of each outstanding CHL senior debt security affected by the modification or waiver; or

          (11) modify or affect the terms and conditions of the related Guarantees in a manner adverse to the interests of the holders of the CHL senior debt securities.

     The CHL senior indenture also contains provisions permitting Countrywide Home Loans, the Guarantor and the CHL senior trustee, without the consent of any holders of CHL senior debt securities, to enter into supplemental indentures for any of the following purposes:

          (1) to evidence the succession of another corporation to Countrywide Home Loans or the Guarantor and the assumption by that successor of the obligations and covenants of Countrywide Home Loans or the Guarantor contained in the CHL senior indenture, the CHL senior debt securities and the related Guarantees;

          (2) to add to the covenants of Countrywide Home Loans or the Guarantor for the benefit of the holders of all or any series of CHL senior debt securities (and if those covenants are to be for the benefit of less than all series of CHL senior debt securities, stating that those covenants are expressly being included solely for the benefit of that series), or to surrender any right or power in the CHL senior indenture conferred upon Countrywide Home Loans or the Guarantor;

          (3) to add any additional Events of Default (and if those Events of Default will be applied to less than all series of CHL senior debt securities, stating that those Events of Default are expressly being included solely to be applied to that series);

          (4) to add or change any of the provisions of the CHL senior indenture to the extent necessary to permit or facilitate the issuance of CHL senior debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

          (5) to change or eliminate any provisions of the CHL senior indenture, provided that any of those changes or eliminations will become effective only when there is no CHL senior debt security outstanding of any series created before that supplemental indenture is executed which is entitled to the benefit of that provision;

          (6) to establish the form or terms of CHL senior debt securities of any series as otherwise permitted by the CHL senior indenture;

          (7) to evidence and provide for the acceptance of appointment under the CHL senior indenture by a successor CHL senior trustee for the CHL senior debt securities of one or more series issued under the CHL Indenture and to add to or change any of the provisions of the CHL senior indenture necessary to provide for or facilitate the administration of the trusts under the CHL senior indenture by more than one CHL senior trustee consistent with the requirements of the CHL senior indenture;

          (8) to secure the CHL senior debt securities issued under the CHL senior indenture;

          (9) to cure any ambiguity, to correct or supplement any provision in the CHL senior indenture which may be defective or inconsistent with any other provision of the CHL senior indenture, or to make any other provisions regarding matters or questions arising under the CHL senior indenture which will not be inconsistent with any provision of the CHL senior indenture, provided those other provisions will not adversely affect the interests of the holders of CHL senior debt securities of any series issued under the CHL senior indenture in any material respect;

          (10) to modify, eliminate or add to the provisions of the CHL senior indenture to the extent necessary to qualify the CHL senior indenture under the Trust Indenture Act or under any similar federal statute subsequently enacted and to add to the CHL senior indenture other provisions as may be expressly required under the Trust Indenture Act; or

          (11) to enable the Guarantor or one of its subsidiaries to assume the payment obligations under the CHL senior debt securities and the performance of every covenant to be performed or observed by Countrywide Home Loans under the CHL senior indenture.

     The holders of a majority in aggregate principal amount of the outstanding CHL senior debt securities of each series may, on behalf of all holders of CHL senior debt securities of that series, waive any past default under the CHL senior indenture affecting the CHL senior debt securities of that series except a default in the payment of the principal of (or any premium), or interest on, any CHL senior debt security of that series and a default in the compliance of a covenant or provision if the consent of the holder of each outstanding CHL senior debt security of that series would be required to modify or amend that covenant or provision.

CONSOLIDATION, MERGER AND TRANSFER OF ASSETS

     Under the CHL senior indenture, neither Countrywide Home Loans nor the Guarantor may consolidate with or merge into any corporation, or transfer its assets substantially as an entirety to any person, unless:

          (1) the successor corporation or transferee assumes Countrywide Home Loans' or the Guarantor's obligations on the CHL senior debt securities or the related Guarantees, as applicable, and under the CHL senior indenture, and in the case of a consolidation or merger of Countrywide Home Loans, the Guarantor delivers an affirmation of the continuance of its obligations to the CHL senior trustee;

          (2) after giving effect to the transaction, no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default will have occurred and be continuing; and

          (3) certain other conditions are met.

SATISFACTION, DISCHARGE AND DEFEASANCE

     The CHL senior indenture, with respect to any series of CHL senior debt securities (except for some specified surviving obligations, including (1) any rights of registration of transfer and exchange and (2) rights to receive the principal, any premium and interest on the CHL senior debt securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the following:

          (1) all CHL senior debt securities of that series not previously delivered to the CHL senior trustee for cancellation have become due or payable, will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year; and

          (2) the deposit with the CHL senior trustee of an amount in the Specified Currency sufficient to pay the principal, any premium and interest to the Maturity of all CHL senior debt securities of that series.

     If Countrywide Home Loans so specifies in the prospectus supplement relating to CHL senior debt securities of any series, Countrywide Home Loans at its option:

          (1) will be discharged from any and all obligations under the CHL senior debt securities of that series (except for obligations to register the transfer or exchange of CHL senior debt securities of that series, replace stolen, lost or mutilated CHL senior debt securities of that series, maintain offices or agencies in each Place of Payment and hold moneys for payment in trust); or

          (2) will not be subject to provisions of the CHL Indenture described above under "Consolidation, Merger and Transfer of Assets" for the debt securities of that series,

if Countrywide Home Loans irrevocably deposits with the CHL senior trustee, in trust, money or U.S. government obligations, which through interest and principal payments will provide a sufficient amount of money (in the opinion of independent public accountants) to pay all the principal (including any mandatory sinking fund payments) of, and any premium and interest on, the CHL senior debt securities of that series on the dates those payments are due consistent with the terms of those CHL senior debt securities. To exercise either option, Countrywide Home Loans must deliver to the CHL senior trustee:

          (1) an opinion of counsel stating that;

             (a) the deposit and related defeasance would not cause the holders of the CHL senior debt securities of that series to recognize income, gain or loss for federal income tax purposes;

             (b) the exercise of that option will not cause any violation of the Investment Company Act of 1940; and

             (c) if the CHL senior debt securities of that series are then listed on the New York Stock Exchange, those CHL senior debt securities would not be delisted as a result of the exercise of that option; and

          (2) if CHL senior debt securities of that series are being discharged, a ruling received from or published by the United States Internal Revenue Service to the effect that the deposit and related defeasance would not cause the holders of the CHL senior debt securities of that series to recognize income, gain or loss for federal income tax purposes.

GUARANTEES

     The Guarantor will unconditionally guarantee (the "Guarantees") the payment of principal of and any premium and interest on the CHL senior debt securities when due and payable, whether at their

Stated Maturity or upon redemption, repayment or otherwise. The Guarantees will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor.

     The obligations of the Guarantor under the Guarantees will be unconditional regardless of the enforceability of the CHL senior debt securities or the CHL senior indenture and will not be discharged until all obligations under those CHL senior debt securities and the CHL senior indenture are satisfied. Holders of the CHL senior debt securities may proceed directly against the Guarantor if an Event of Default affecting those CHL senior debt securities occurs without first proceeding against Countrywide Home Loans.

     Because the Guarantor is a holding company, the rights of its creditors (including the holders of the CHL senior debt securities if the Guarantees are enforced) to share in the distribution of the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent the Guarantor may itself be a creditor with recognized claims against the subsidiary.

GLOBAL SECURITIES

     Countrywide Home Loans may issue CHL senior debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing CHL senior debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. Countrywide Home Loans will describe the specific terms of the depositary arrangement for a series of CHL senior debt securities in the prospectus supplement relating to that series.

CONCERNING THE TRUSTEE

     The Bank of New York is the trustee under the CHL senior indenture. Countrywide Home Loans and the Guarantor maintain banking relationships in the ordinary course of business with the CHL senior trustee. Among other things, The Bank of New York is a lending bank under an existing revolving credit facility of Countrywide Home Loans.

GOVERNING LAW

     Unless Countrywide Home Loans otherwise specifies in the applicable prospectus supplement, the CHL senior indenture and the CHL senior debt securities will be governed by New York law.

CHL SUBORDINATED INDENTURE

GENERAL

     The CHL subordinated indenture will not limit the amount of additional indebtedness that Countrywide Home Loans or any of its subsidiaries may incur, except as Countrywide Home Loans may provide in the applicable prospectus supplement. The CHL debt securities issued under the CHL subordinated indenture will be subordinated obligations as described in the applicable prospectus supplement.

     Countrywide Home Loans will indicate in the applicable prospectus supplement the following terms of and information concerning any CHL subordinated debt securities that Countrywide Home Loans issues

(to the extent those terms apply to those CHL subordinated debt securities and have not been otherwise described):

          (1) the specific title, aggregate principal amount, denomination and form;

          (2) the date of maturity (or the method by which that date may be determined or extended);

          (3) any interest rate or rates, whether fixed or floating (or the method by which that rate or those rates will be determined);

          (4) the date from which interest will accrue (or the method by which that date may be determined or reset), the dates on which that interest will be payable and the record date for any interest payable on the interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

          (5) the place or places where the principal of and any premium and any interest on the CHL subordinated debt securities will be payable, or where those CHL subordinated debt securities may be surrendered for registration of transfer or exchange, if not the corporate trust office of the CHL subordinated trustee for those CHL subordinated debt securities;

          (6) the portion of the principal amount of CHL subordinated debt securities of the series payable upon certain declarations of acceleration or the method by which that portion shall be determined;

          (7) the denominations and the currency, currencies, currency units or composite currencies in which the CHL subordinated debt securities will be issuable;

          (8) the currency, currencies, currency units or composite currencies in which payments on the CHL subordinated debt securities will be made, if not U.S. dollars;

          (9) additional or different subordination terms of the CHL subordinated debt securities;

          (10) any redemption, repayment or sinking fund provisions, including the period or periods within which, the currency, currencies, currency units or composite currencies in which and the other terms and conditions upon which Countrywide Home Loans may redeem the CHL subordinated debt securities;

          (11) the ability of a holder of a CHL subordinated debt security to renew all or any portion of a CHL subordinated debt security;

          (12) whether the CHL subordinated debt securities are convertible into or exchangeable for other securities of Countrywide Home Loans and the terms of the security into which they are convertible or exchangeable, the conversion price or exchange ratio, other terms related to conversion and exchange and any anti-dilution protections;

          (13) whether the CHL subordinated debt securities will be sold as part of units consisting of CHL subordinated debt securities and securities that Countrywide Financial Corporation may offer under this prospectus;

          (14) if the amount of payments of principal of or any premium or interest on any CHL subordinated debt securities of the series may be determined by reference to an index, formula or other method, the index, formula or other method by which those amounts will be determined;

          (15) whether and by what method the CHL subordinated debt securities of the series (or certain covenants under the related CHL subordinated indenture) may be defeased and discharged by Countrywide Home Loans;

          (16) whether the CHL subordinated debt securities of the series shall be issued in whole or in part as book-entry securities;

          (17) any applicable material federal income tax consequences; and

          (18) any other material specific terms of the CHL subordinated debt securities, including any material additional events of default or covenants provided for and any material terms that may be required by or advisable under applicable laws or regulations.

     Unless Countrywide Home Loans otherwise indicates in the applicable prospectus supplement, Countrywide Home Loans will issue CHL subordinated debt securities only in fully registered form without coupons. The CHL subordinated debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or integral multiples of $1,000 unless Countrywide Home Loans otherwise provides in the applicable prospectus supplement.

     The prospectus supplement relating to a series of CHL subordinated debt securities denominated in a foreign currency or currency unit will specify the denominations in which those CHL subordinated debt securities may be issued.

     The CHL subordinated indenture does not contain any provisions that would limit Countrywide Home Loans' ability or the ability of any of its affiliates to incur indebtedness (secured or unsecured) or that would afford holders of the CHL subordinated debt securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving Countrywide Home Loans that may adversely affect holders of the CHL subordinated debt securities.

     Unless Countrywide Home Loans otherwise indicates in the applicable prospectus supplement, the principal of, and any premium or interest on, any series of CHL subordinated debt securities will be payable, and those CHL subordinated debt securities will be exchangeable and transfers of them will be registerable, at the corporate trust office of the CHL subordinated trustee, initially at 101 Barclay Street, New York, New York 10286. However, Countrywide Home Loans may elect to make interest payments by check mailed to the address of the person entitled to them as that address appears in the security register for those CHL subordinated debt securities.

     None of the CHL subordinated debt securities will be entitled to any benefit under the CHL subordinated indenture or be valid or obligatory for any purpose unless there appears on the CHL subordinated debt security a certificate of authentication substantially in the form provided in that CHL subordinated indenture that is duly executed by the trustee, and that certificate will be conclusive evidence and the only evidence that the CHL subordinated debt security has been duly authenticated and delivered under and is entitled to the benefits of the CHL subordinated indenture.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Countrywide Home Loans' obligations under the CHL subordinated debt securities will be subordinate in right of payment to all present and future senior indebtedness of Countrywide Home Loans to the extent provided in the CHL subordinated indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with the insolvency or bankruptcy of Countrywide Home Loans, the holders of senior indebtedness of Countrywide Home Loans will first be entitled to receive payment in full of senior indebtedness before the holders of the CHL subordinated debt securities will be entitled to receive or retain any payment.

     No payments on account of principal of or any premium or interest on the CHL subordinated debt securities (including payments on exercise of CHL subordinated debt security put options) may be made if a default in any payment on senior indebtedness has occurred and is continuing, or an event of default on any senior indebtedness resulting in the acceleration of its maturity has occurred, or if any judicial proceeding is pending with respect to any such default.

     In the event the maturity of the CHL subordinated debt securities is accelerated, the holders of all senior indebtedness of Countrywide Home Loans outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due in respect of that senior indebtedness before the holders of the CHL subordinated debt securities will be entitled to receive or retain any payment related to the CHL subordinated debt securities.

     Amounts that would be due and payable by Countrywide Home Loans to holders of units in the absence of the foregoing subordination provisions, however, may be applied by those holders to offset their obligations under their respective purchase contracts.

     Any subordinated CHL subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the CHL subordinated indenture, to all "senior indebtedness" of Countrywide Home Loans. Unless Countrywide Home Loans otherwise indicates in the prospectus supplement, "senior indebtedness" means:

          (1) the principal, premium, if any, and interest in respect of indebtedness for money borrowed and indebtedness evidenced by securities, debentures, bonds or other similar instruments;

          (2) all capital lease obligations;

          (3) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, excluding trade accounts payable arising in the ordinary course of business;

          (4) all obligations for the reimbursement on any letter of credit, any banker's acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any interest rate swap, any other hedging arrangement, any obligation under options or any similar credit or other transaction;

          (5) all obligations of the type referred to in clauses (1) through (4) above of others, the payment of which Countrywide Home Loans is responsible or liable as obligor, guarantor or otherwise; and

          (6) all obligations of the type referred to in clauses (1) through (5) above of others secured by any lien on any of the properties or assets of Countrywide Home Loans, whether or not the obligation is assumed by Countrywide Home Loans, except for:

             (a) any indebtedness that states, or is issued under a deed, indenture or other instrument that states, that it is subordinate to or ranks equally with the CHL subordinated debt securities;

             (b) any indebtedness between or among Countrywide Home Loans and any of its affiliates;

             (c) the indebtedness represented by the 8% Junior Subordinated Deferrable Interest Debentures due December 15, 2026 of Countrywide Home Loans; and

             (d) the indebtedness represented by the 8.05% Junior Subordinated Debentures due June 15, 2027 of Countrywide Home Loans.

REDEMPTION

     If and to the extent Countrywide Home Loans provides in the applicable prospectus supplement, Countrywide Home Loans will have the right to redeem the CHL subordinated debt securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable prospectus supplement.

EVENTS OF DEFAULT

     The CHL subordinated indenture defines an event of default for the CHL subordinated debt securities of any series as:

          (1) failure to pay principal (or premium) on any CHL subordinated debt security of that series at maturity;

          (2) failure to pay interest on any CHL subordinated debt security of that series within 30 days of the date when due;

          (3) failure to deposit any sinking fund payment when due for that series within 30 days of the date when due;

          (4) failure to perform for 90 days after notice any of the other covenants in the CHL subordinated indenture;

          (5) certain events of bankruptcy, insolvency or reorganization;

          (6) failure to pay the put price when due upon exercise of a CHL subordinated debt security put option;

          (7) default resulting in the acceleration of maturity of any other indebtedness for money borrowed by Countrywide Home Loans or by any direct or indirect subsidiary of Countrywide Home Loans in an amount exceeding $100,000,000 and that acceleration not being rescinded or annulled for a period of 10 days after written notice of the default by the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding CHL subordinated debt securities of that series; and

          (8) any other event of default provided for CHL subordinated debt securities of that series.

     The CHL subordinated indenture provides that if any event of default affecting outstanding CHL subordinated debt securities of any series occurs and is continuing, either the CHL subordinated trustee or the holders of at least 25% in principal amount of the outstanding CHL subordinated debt securities of that series may declare the principal amount (or, if the CHL subordinated debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount of those CHL subordinated debt securities as specified by their terms) of all CHL subordinated debt securities of that series to be due and payable immediately. However, under certain circumstances the holders of a majority in principal amount of the outstanding CHL subordinated debt securities of that series on behalf of the holders of all CHL subordinated debt securities of that series may annul a declaration and waive past defaults (except, unless previously cured, a default in payment of principal of or any premium or any interest on the CHL subordinated debt securities of that series and other specified defaults).

     Countrywide Home Loans refers you to the prospectus supplement relating to each series of CHL subordinated debt securities that are original issue discount securities for the particular provisions regarding acceleration of the maturity of a portion of the principal amount of those original issue discount securities if an event of default occurs and continues.

     The agreements governing the outstanding indebtedness of Countrywide Home Loans contain provisions that would characterize some events of default under the CHL subordinated indenture as "events of default" under those agreements that could in turn result in, among other things, an acceleration of indebtedness under those agreements.

     The CHL subordinated indenture contains a provision entitling the CHL subordinated trustee, subject to its duty to act with the required standard of care during a default under any series of CHL subordinated debt securities, to be indemnified by the holders of CHL subordinated debt securities of that series before exercising any right or power under the CHL subordinated indenture at the request of the holders of the CHL subordinated debt securities of that series.

     The CHL subordinated indenture provides that no holder of CHL subordinated debt securities of any series may institute proceedings, judicial or otherwise, to enforce the CHL subordinated indenture except if the CHL subordinated trustee fails to act for 60 days after it receives a written request to enforce the CHL subordinated indenture by the holders of at least 25% in aggregate principal amount of the then outstanding CHL subordinated debt securities of that series and an offer of reasonable indemnity. This provision will not prevent any holder of CHL subordinated debt securities from enforcing payment of the principal of and any premium and interest on those CHL subordinated debt securities when due. The holders of a majority in aggregate principal amount of the CHL subordinated debt securities of any series outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to those CHL subordinated debt securities. However, the CHL subordinated trustee may refuse to follow any direction that it determines would be illegal or would conflict with the CHL subordinated indenture or involve it in personal liability or which would unjustly prejudice holders of the CHL subordinated debt securities of that series not joining the proceeding.

     The CHL subordinated indenture provides that the trustee will, within 90 days after a default occurs that affects the outstanding CHL subordinated debt securities of any series, give to the holders of those CHL subordinated debt securities notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any premium or interest on, any CHL subordinated debt securities or payment of any sinking fund installment, the CHL subordinated trustee will be protected in withholding of that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the CHL subordinated debt securities of that series.

     Countrywide Home Loans will be required to file with the CHL subordinated trustee annually an officers' certificate as to the absence of certain defaults under the terms of the CHL subordinated indenture.

DEFEASANCE OF DEBT SECURITIES OR SOME COVENANTS

     Defeasance and Discharge. Unless Countrywide Home Loans otherwise indicates in the applicable prospectus supplement, the CHL subordinated debt securities of any series will provide that Countrywide Home Loans will be discharged from all obligations under the CHL subordinated debt securities of that series (except for obligations to register the transfer or exchange of CHL subordinated debt securities of that series, to replace stolen, lost or mutilated CHL subordinated debt securities of that series, to maintain paying agencies and to hold moneys for payment in trust) once Countrywide Home Loans deposits with the CHL subordinated trustee, in trust, money and/or U.S. government obligations, which through the payment of interest and principal, will provide a sufficient amount of money to pay and discharge the principal of (and any premium) and any interest on, and any mandatory sinking fund payments that apply to, the CHL subordinated debt securities of that series on the stated maturity of those payments. This discharge may occur only if, among other things, Countrywide Home Loans delivers to the CHL subordinated trustee an opinion of counsel stating that Countrywide Home Loans has received from, or there has been published by, the IRS a ruling, or there has been a change in tax law, that would cause the discharge not to be deemed, or result in, a taxable event for the holders of the CHL subordinated debt securities of that series.

     Defeasance of Some Covenants. Unless Countrywide Home Loans otherwise provides in the applicable prospectus supplement, the CHL subordinated debt securities of any series will permit Countrywide Home Loans not to comply with some restrictive covenants, including those relating to consolidation and merger in the CHL subordinated indenture, if Countrywide Home Loans satisfies certain conditions. Countrywide Home Loans will be able to defease those covenants if, among other things:

          (1) Countrywide Home Loans deposits with the CHL subordinated trustee money and/or U.S. government obligations, which, through the payment of interest and principal, will provide a sufficient amount of money to pay the principal of (and any premium) and any interest on, and any mandatory sinking fund payments applicable to, the CHL subordinated debt securities of that series on the stated maturity of those payments; and

          (2) Countrywide Home Loans delivers to the CHL subordinated trustee an opinion of counsel stating that the deposit and related covenant defeasance will not cause the holders of the CHL subordinated debt securities of that series to recognize income, gain or loss for federal income tax purposes.

     If Countrywide Home Loans elects to defease the covenants of a series of CHL subordinated debt securities and those CHL subordinated debt securities are declared due and payable because an event of default has occurred, the amount of money and/or U.S. government obligations on deposit with the CHL subordinated trustee will be sufficient to pay amounts due on those CHL subordinated debt securities at their stated maturity but may not be sufficient to pay amounts due on those CHL subordinated debt securities at the time of the acceleration. However, Countrywide Home Loans will remain liable for those payments.

     Countrywide Home Loans will state in the prospectus supplement for any particular series of CHL subordinated debt securities if any defeasance provisions will apply to those CHL subordinated debt securities.

MODIFICATION OF THE INDENTURE AND WAIVER OF COVENANTS

     The CHL subordinated indenture permits Countrywide Home Loans and the CHL subordinated trustee, with the consent of the holders of at least a majority in principal amount of outstanding CHL subordinated debt securities of each series affected, to execute supplemental indentures adding provisions to or changing or eliminating provisions of the CHL subordinated indenture or modifying the rights of the holders of outstanding CHL subordinated debt securities of that series, except that no supplemental CHL subordinated indenture may, without the consent of the holder of each outstanding CHL subordinated debt security affected:

          (1) change the stated maturity, or reduce the principal amount, any premium on or the rate of payment of any interest on, of any CHL subordinated debt security of any series;

          (2) reduce the percentage of outstanding CHL subordinated debt securities of any series, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the CHL subordinated indenture or certain defaults thereunder; or

          (3) effect various other changes.

     The CHL subordinated indenture also allows Countrywide Home Loans not to comply with certain covenants in the CHL subordinated indenture upon waiver by the holders of a majority in principal amount of outstanding CHL subordinated debt securities of the series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The CHL subordinated indenture allows Countrywide Home Loans, without the consent of the holders of any of the outstanding CHL subordinated debt securities, to consolidate with or merge into any other corporation or transfer or lease Countrywide Home Loans' assets substantially as an entirety to any person if:

          (1) the successor is a corporation organized under the laws of any domestic jurisdiction;

          (2) the successor corporation assumes Countrywide Home Loans' obligations on the CHL subordinated debt securities and under the CHL subordinated indenture;

          (3) after giving effect to the transaction no event of default, and no event that, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

          (4) certain other conditions are met.

GUARANTEES

     The Guarantor will unconditionally guarantee (the "subordinated guarantees") the payment of principal of and any premium and interest on the CHL subordinated debt securities when due and payable, whether at their stated maturity or upon redemption, repayment or otherwise. The subordinated guarantees will be subordinated in right of payment to all present and future senior indebtedness of the Guarantor on terms comparable to the subordination of the CHL subordinated debt securities.

     The obligations of the Guarantor under the subordinated guarantees will be unconditional regardless of the enforceability of the CHL subordinated debt securities or the CHL subordinated indenture and will not be discharged until all obligations under those CHL subordinated debt securities and the CHL subordinated indenture are satisfied. Holders of the CHL subordinated debt securities may proceed directly against the Guarantor if an event of default affecting those CHL subordinated debt securities occurs without first proceeding against Countrywide Home Loans.

     Because the Guarantor is a holding company, the rights of its creditors (including the holders of the CHL subordinated debt securities if the subordinated guarantees are enforced) to share in the distribution of the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent the Guarantor may itself be a creditor with recognized claims against the subsidiary.

GLOBAL SECURITIES

     Countrywide Home Loans may issue CHL subordinated debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing CHL subordinated debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. Countrywide Home Loans will describe the specific terms of the depositary arrangement for a series of CHL subordinated debt securities in the prospectus supplement relating to that series.

CONCERNING THE TRUSTEE

     The Bank of New York is the trustee under each of the CHL senior indenture and the CHL subordinated indenture. Countrywide Home Loans maintains banking relationships in the ordinary course of business with the CHL trustee. Among other things, The Bank of New York is a lending bank under an existing revolving credit facility of Countrywide Home Loans.

GOVERNING LAW

     Unless Countrywide Home Loans otherwise specifies in the applicable prospectus supplement, the CHL subordinated indenture and the CHL subordinated debt securities will be governed by New York law.

                              PLAN OF DISTRIBUTION

     We or Countrywide Home Loans may sell securities issuable under this prospectus to or through one or more underwriters or dealers and also may sell those securities directly to institutional investors or other purchasers, or through agents.

     We or Countrywide Home Loans may distribute the securities periodically in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

     In connection with the sale of any securities under this prospectus, underwriters or agents may receive compensation from us or Countrywide Home Loans or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us or Countrywide Home Loans and any profit on the resale of those securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any of those underwriters or agents will be identified, and any compensation received from us or Countrywide Home Loans will be described, in the related prospectus supplement.

     Under agreements that we and/or Countrywide Home Loans may enter into, underwriters and agents who participate in the distribution of securities issuable under this prospectus may be entitled to indemnification by us and/or Countrywide Home Loans against certain liabilities, including liabilities under the Securities Act.

     If we or Countrywide Home Loans so indicate in the related prospectus supplement, we or Countrywide Home Loans will authorize underwriters or other persons acting as our or Countrywide Home Loans' agents to solicit offers by some institutions to purchase securities from us or Countrywide Home Loans under contracts providing for payment and delivery on a future date. Institutions with whom we or Countrywide Home Loans would enter into those contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us or Countrywide Home Loans. The obligations of any purchaser under a contract will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which that purchaser is subject. The underwriters and those other agents will not have any responsibility as to the validity or performance of those contracts.

     If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of underwriters and some selling group members to bid for and purchase the securities. As an exception to these rules, underwriters may engage in some transactions that stabilize the price of the securities. Those transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

     If any underwriters create a short position in the securities in connection with any offering, that is, if they sell more securities than are set forth on the cover page of any prospectus supplement accompanying this prospectus, the underwriters may reduce that short position by purchasing securities in the open market.

     Underwriters may also impose a penalty bid on some selling group members. This means that if the underwriters purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the selling group members that sold those securities as part of that offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resales of the securities.

     Underwriting discounts and commissions in connection with sales of the securities will not exceed eight percent of the offering price of those securities.

     Some of the underwriters or agents and their associates may engage in transactions with and perform services for us, Countrywide Home Loans or our or Countrywide Home Loans' affiliates in the ordinary course of business.

     The securities may or may not be listed on a national securities exchange (other than our common stock, which is listed on the New York Stock Exchange and the Pacific Stock Exchange). Any shares of our common stock sold under a prospectus supplement will be listed on the New York Stock Exchange and the Pacific Stock Exchange, subject to official notice of issuance. Neither we nor Countrywide Home Loans can assure you that there will be an active trading market for any of the securities sold under this prospectus.

     We or Countrywide Home Loans may designate Countrywide Securities Corporation to be an underwriter, agent or dealer of one or more series of the securities issuable under this prospectus. The distribution of securities of any series will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

                             VALIDITY OF SECURITIES

     The validity of the securities issuable under this prospectus will be passed upon for us and Countrywide Home Loans by Munger, Tolles & Olson LLP, Los Angeles, California. Sidley Austin Brown & Wood LLP, New York, New York will serve as counsel for any underwriters and agents. Sidley Austin Brown & Wood LLP also serves as counsel for CWMBS, Inc. and CWABS, Inc., each one of our wholly owned subsidiaries, in connection with offerings of mortgage-backed and asset-backed securities, and from time to time also serves as our counsel on other matters.

                                    EXPERTS

     The consolidated financial statements of Countrywide Financial Corporation and the financial statements of Countrywide Securities Corporation incorporated by reference in the registration statement, of which this prospectus forms a part, have been audited by Grant Thornton LLP, independent certified public accountants, for the periods and to the extent indicated in their report thereon, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

                                2,202,000 SHARES

                         [COUNTRYWIDE HOME LOANS LOGO]

                                  COMMON STOCK

                             PROSPECTUS SUPPLEMENT

JPMORGAN
                        ABN AMRO INCORPORATED
                                              DEUTSCHE BANK SECURITIES

May 14, 2003